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                                                                     Exhibit 5.1

                              DEWEY BALLANTINE LLP

                           1301 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6092
                        TEL 212 259-8000 FAX 212 259-6333

                                                              September 22, 2005

Platinum Underwriters Holdings, Ltd.
69 Pitts Bay Road
Pembroke, HM 08
Bermuda

Platinum Underwriters Finance, Inc.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, NY 10281

Ladies and Gentlemen:

         We have acted as counsel to Platinum Underwriters Finance, Inc., a Delaware corporation (the "Company"), and Platinum Underwriters Holdings, Ltd., a Bermuda holding company (the "Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering up to $250,000,000 aggregate principal amount of 7.50% Senior Notes due 2017 (the "Exchange Notes") and the guarantee of the obligations represented by the Exchange Notes (the "Guarantee") by the Guarantor, both to be issued under an Indenture, dated as of May 26, 2005 (the "Indenture"), among the Company, the Guarantor and JPMorgan Chase Bank, N.A., as Trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of May 26, 2005 among the Company, the Guarantor and the Trustee (the "First Supplemental Indenture") and as further supplemented by the Second Supplemental Indenture to be entered into among the Company, the Guarantor and the Trustee (the "Second Supplemental Indenture"). The Exchange Notes and the Guarantee will be offered by the Company and the Guarantor, respectively, in exchange for $250,000,000 aggregate principal amount of 7.50% Senior Notes due 2017 (the "Old Notes"), as contemplated by the Exchange and Registration Rights Agreement, dated May 26, 2005, between the Company, the Guarantor and Goldman, Sachs & Co. as the initial purchaser (the "Registration Rights Agreement").

         In connection with this opinion, we have examined the Registration Statement, the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, each of which has been filed or will be filed with the Commission. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantor.

         With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as

 NEW YORK   WASHINGTON, D.C.   LOS ANGELES   EAST PALO ALTO   HOUSTON   AUSTIN
LONDON   WARSAW   FRANKFURT   MILAN   ROME   BEIJING  PRAGUE (Associated Office)

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certified or reproduced copies. As to any facts which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company, the Guarantor and others. We also have assumed that: (1) each of the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture is the valid and legally binding obligation of the Trustee; and (2) the Guarantor is validly existing under the laws of Bermuda.

         We have assumed further that (1) the Company has duly authorized, executed and delivered each of the Indenture and the First Supplemental Indenture, and duly authorized the Second Supplemental Indenture, (2) the Guarantor has duly authorized, executed and delivered each of the Indenture and the First Supplemental Indenture and duly authorized the Second Supplemental Indenture, (3) execution, delivery and performance by the Company of the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Exchange Notes do not and will not violate the laws of Bermuda or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (4) execution, delivery and performance by the Guarantor of the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Guarantee do not and will not violate the laws of Bermuda or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Second Supplemental Indenture, the Exchange Notes and the Guarantee have been duly executed, issued and delivered, and the Exchange Notes authenticated, in accordance with the provisions of the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Registration Statement, the Exchange Notes, upon being issued in exchange for the Old Notes in the exchange offer contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Second Supplemental Indenture, the Exchange Notes and the Guarantee have been duly executed, issued and delivered, and the Exchange Notes authenticated, in accordance with the provisions of the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Registration Statement, the Guarantee, upon the Exchange Notes being issued in exchange for the Old Notes in the exchange offer contemplated by the Registration Statement, will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the laws of the State of New York, the Federal laws of the United States of America and, to the extent relevant to the matters covered hereby, the General Corporation Law of the State of Delaware. The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts circumstances which may hereafter come to our attention or any changes in law which may hereafter occur.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Dewey Ballantine LLP